Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2010 FINANCIAL RESULTS

OAKLAND, MARYLAND—March 8, 2011:  First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces a consolidated net loss attributable to common shareholders for the year ended December 31, 2010 of $11.8 million, compared to a net loss attributable to common shareholders of $12.8 million for 2009.  Basic and diluted net loss per common share for the year ended December 31, 2010 was $1.91, compared to basic and diluted net loss per common share of $2.08 for 2009.  The net loss resulted primarily from an $11.7 million decline in net interest income, $6.5 million of net losses related to a restructuring of the investment portfolio that was intended to limit credit risk and potential market and interest rate risk from a rising rate environment, and $3.4 million of losses and write-downs on foreclosed real estate.  These losses were partially offset by a net tax benefit of $8.0 million and a decrease of $18.3 million in non-cash credit-related other-than-temporary impairment charges when comparing the year ended December 31, 2010 to the year ended December 31, 2009.  The decline in net interest income resulted in a compressed net interest margin, on a fully tax-equivalent basis, of 2.71% when compared to 3.56% for the year ended December 31, 2009.  Interest income on our interest earning assets declined $14.7 million, on a fully tax-equivalent basis, due to the increase in non-accrual loans throughout 2009, the decline in loan balances, the decrease in the investment portfolio and the lower interest rate environment.  Additionally, during 2009 and 2010, we elected to maintain an increased liquidity position.  Our cash position increased significantly due to our election not to reinvest cash from called investments, repayment of loans, and growth in our retail deposit base.  The increase in cash levels has had a negative impact on our net interest income for the year ended December 31, 2010 of approximately $6.8 million, or 42 basis points on our net interest margin.

Consolidated net loss attributable to common shareholders for the fourth quarter of 2010 totaled $4.9 million, or $.79 per common share, compared to a net loss attributable to common shareholders of $9.7 million, or $1.58 per common share, for the same period of 2009.  The net loss recorded for the fourth quarter was due primarily to $5.1 million in provision expense due to partial charge-offs on three large acquisition and development loans and $2.6 million in losses on other real estate owned.

William B. Grant, Chairman and Chief Executive Officer stated, “We are encouraged that our trends are improving in both impairment charges related to our investment portfolio and the credit quality of our loan portfolio. For the past two years, our Company has continued to conservatively record non-cash expenses in both loan loss provision and investment impairment to absorb potential future losses. Although recovery from the recession has been slow for many of our borrowers, we are starting to see improvements in their cash flows and operating results. We are hopeful that this will translate to improved earnings for First United Bank & Trust. While the recent losses have reduced the Bank’s capital levels, our capital ratios remain in excess of the regulatory requirements for a well capitalized bank.”

For the year ended December 31, 2010, the Corporation’s annualized return/(loss) on average assets and average shareholders’ equity were (.58%) and (10.10%), respectively, compared to (.67%) and (11.02%), respectively, for 2009.

Total assets were $1.7 billion at December 31, 2010, a decrease of $47.4 million (2.7%) since December 31, 2009.  During this time period, gross loans decreased $112.1 million, cash and interest bearing deposits in banks increased $109.6 million and the investment portfolio decreased $44.1 million. Total liabilities decreased approximately $42.4 million during 2010, reflecting a decrease in total deposits of $2.5 million coupled with an $8.4 million decrease in short-term borrowings and a decrease of $27.4 million in long-term borrowings.  Shareholders’ equity decreased by $49 million from December 31, 2009 to December 31, 2010.

Cash and cash equivalents were $299.3 million at December 31, 2010, an increase of $109.6 million from December 31, 2009.  The increase was primarily attributable to the accumulation of cash from calls on securities in the investment portfolio, a decline in loan balances and retail deposit growth in order to enhance our liquidity position.

Comparing loans at December 31, 2010 to loans at December 31, 2009, our loan portfolio decreased by $112.1 million (10%).  Commercial real estate loans increased $21.8 million as management focused on growing the small business loan portfolio and as certain acquisition and development loans, which decreased $74.8 million, were completed and transferred to permanent financing.  The acquisition and development category also declined due to charged-off balances, foreclosures, and working some troubled credits out of the Bank.  Commercial and industrial loans declined $11.3 million and residential mortgage loans declined $16.5 million. The decrease in the residential mortgage portfolio was attributable to the increased amount of loan refinancings that occurred as consumers sought long-term fixed rate loans.  The Bank did not retain these long-term fixed rate loans, but is using secondary market and Fannie Mae outlets to satisfy these loan requests. The consumer portfolio declined $31.3 million as repayment activity in the indirect auto portfolio exceeded new production resulting from the continued slowdown in economic activity and management’s decision not to compete with the special financing offered by the automotive manufacturers.  Indirect auto loans, which comprise the largest portion of our consumer loans, made up 72% of consumer loans at December 31, 2010 and 75% of consumer loans at December 31, 2009.

Total deposits decreased $2.5 million during 2010 when compared to deposits at December 31, 2009.    Non-interest bearing deposits increased $14.2 million.  Traditional savings accounts increased $17.0 million, offset by a $10.1 decline in retail money market accounts.  Time deposits less than $100,000 declined $66.2 million and time deposits greater than $100,000 increased $62.2 million.  The increase in time deposits greater than $100,000 was primarily due to a $48 million increase in the CDARs product for a local municipality.  These funds are short-term and will mature in March, 2011.

During the fourth quarter of 2010, $45 million of brokered certificates of deposit were repaid and $35 million of CDARs one-way buy funds were repaid.  Although brokered deposits are at very low rates in the current environment, management made the decision to deploy a portion of the excess liquidity to reduce the volatility of the deposit base and to repay these funds rather than renew the relationships.

Comparing December 31, 2010 to December 31, 2009, shareholders’ equity decreased from $100.6 million to $95.6 million. The decrease of $5.0 million in shareholders’ equity was attributable to net loss recorded in 2010. The book value of the Corporation’s common stock decreased from $11.49 per share at December 31, 2009 to $10.68 per share at December 31, 2010.

At December 31, 2010, there were approximately 6,166,037 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax Equivalent Basis)

Net interest income on a fully taxable equivalent (“FTE”) basis decreased $11.8 million during the year ended December 31, 2010 over the same period in 2009 due to a $14.7 million (16.9%) decrease in interest income, partially offset by a $2.9 million (9.2%) decrease in interest expense.  The decrease in net interest income resulted primarily from a shift in the mix of earning assets from loans and investment securities into cash and cash equivalents (other interest earning assets) for the periods compared, as the Corporation made the decision to increase its liquidity position during this period of risk and economic uncertainty.  The cost of the liquidity position represented by the foregone interest income from the $195.4 million in incremental average liquidity was approximately $6.8 million, or 42 basis points of the 85 basis point decrease in the net interest margin from 3.56% during 2009 to 2.71% for 2010.  The increase in non-earning assets also negatively impacted net interest income and margin.  The overall $56.2 million increase in average interest-earning assets at lower yields also impacted the 111 basis point decline in the average yield on our average earning assets, which dropped from 5.63% for the year ended December 31, 2009 to 4.52% for the year ended December 31, 2010 (on an FTE basis).  This reflected the increased liquidity levels of the Corporation.

Net interest income for the fourth quarter of 2010 decreased $3.9 million when compared to the fourth quarter of 2009.  This decrease resulted from a $.9 million decrease in interest expense during the period offset by a decrease in interest income of $4.8 million.  The decrease in interest expense resulted from a decrease in rates paid on interest-bearing deposits. The decrease in interest income was due to a combination of decreased interest rates, the increase in non-accrual assets and management’s decision to increase its liquidity position.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at December 31, 2010 was 3.73%, compared to 4.31% at December 31, 2009.  The ratio of non-performing and 90 days past-due loans to total assets at December 31, 2010 was 2.22%, compared to 2.77% at December 31, 2009.  Performing loans considered to be impaired (including performing restructured loans, or TDRs), as defined and identified by management, amounted to $27.7 million at December 31, 2010 and $84.6 million at December 31, 2009.  Loans are identified as impaired when management determines, based on current information and events, that we will be unable to collect all amounts due according to contractual terms.  These loans consist primarily of acquisition and development loans and commercial real estate loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral to repay the loan balance if liquidated and there is no secondary source of repayment available.

The provision for loan losses was $15.7 million for the year ended December 31, 2010, compared to $15.6 million for the same period of 2009.  Specific allocations were made for impaired loans where management has determined that the collateral supporting the loans is not adequate to cover the loan balance.  Additionally, management increased the qualitative factors affecting the allowance for loan losses as a result of the current recession and distressed economic environment and the historical loss factors increased as a result of increased charge-offs on our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of losses, decreased $.4 million during 2010 when compared to 2009.  Service charge income decreased $.9 million due primarily to a reduction in non-sufficient funds (NSF) fees and increased charge-off overdraft fees.  Trust department income increased $.4 million during 2010 when compared to 2009 due to an increase in assets under management and the fees received on those accounts.  Income on Bank Owned Life Insurance increased $.5 million during 2010 when compared to 2009 due to the surrender of the separate account contracts and purchase of general account contracts during the fourth quarter of 2009.

Net losses of $14.5 million were reported through other income during the year ended December 31, 2010 compared to net losses of $26.3 million during the same period of 2009.  There were $8.4 million in losses in 2010 that were attributable to other-than-temporary impairment charges on the investment portfolio, down from the $26.7 million in 2009.  Other losses of $6.1 million during 2010 consisted primarily of a net loss of $2.2 million from sales of investments, $.2 million from a loan sale in the second quarter and $3.4 million from sales and write-downs of other real estate owned.

Other operating expenses decreased $2.1 million (4%) for the year ended December 31, 2010 when compared to the year ended December 31, 2009. The decrease during 2010 was primarily due to a decline of $1.6 million in salaries and benefits resulting from reduced service costs in the pension plan and elimination of all performance based pay for employees and management.  FDIC premiums increased $.1 million during 2010 when compared to 2009 due to the increased rate structure.  Other miscellaneous expenses decreased $.6 million during 2010 when compared to 2009.  This decrease is attributable to reductions in expenses such as marketing, legal and professional, and consulting expenses.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank), three statutory trusts that were used as financing vehicles, and First United Insurance Group, LLC, a full service insurance provider organized under Maryland law.  The Bank is the parent company of OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; and First OREO Trust, a Maryland statutory trust formed to hold foreclosed assets.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia counties in West Virginia.  The Bank also owns a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed to hold real estate that secured a loan in which the Bank had participated, and a 99.9% limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.  The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol :  FUNC
(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2010	2009	2010	2010	2010	2010	2009
EARNINGS SUMMARY
Interest income	$15,700	$20,458	$17,253	$18,273	$19,521	$70,747	$85,342
Interest expense	$6,848	$7,714	$7,352	$7,436	$7,528	$29,164	$32,104
Net interest income	$8,852	$12,744	$9,901	$10,837	$11,993	$41,583	$53,238
Provision for loan losses	$5,073	$4,751	$3,467	$3,631	$3,555	$15,726	$15,588
Noninterest income:
Operating noninterest income	$3,722	$3,845	$3,780	$3,859	$3,583	$14,944	$15,390
Non-operating noninterest income:
Net (losses)/gains-other	$(2,986)	$677	$(687)	$(466)	$(1,991)	$(6,130)	$411
Net securities impairment losses	$(89)	$(15,851)	$(210)	$(551)	$(7,514)	$(8,364)	$(26,693)
Noninterest expense	$10,702	$11,730	$11,162	$11,415	$11,242	$44,521	$46,578
Income tax benefit	$(1,784)	$(5,800)	$(2,167)	$(451)	$(3,615)	$(8,017)	$(8,496)
Net (loss)/income	$(4,492)	$(9,266)	$322	$(916)	$(5,111)	$(10,197)	$(11,324)
Net loss attributable to common shareholders	$(4,882)	$(9,655)	$(68)	$(1,305)	$(5,501)	$(11,756)	$(12,754)
Cash dividends paid	$64	$1,228	$61	$62	$614	$801	$4,893

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2010	2009	2010	2010	2010
PER COMMON SHARE
Basic/ Diluted Net Loss Per Share	$(0.79)	$(1.58)	$(0.01)	$(0.21)	$(0.90)
Basic/ Diluted Net Loss Per Common Share	$(0.79)	$(1.58)	$(0.01)	$(0.21)	$(0.90)

Book value	$10.68	$11.49	$11.67	$11.42	$11.54
Closing market value	$3.43	$6.00	$4.16	$3.90	$6.00

Common shares outstanding at period end	6,166,037	6,143,641	6,161,410	6,158,650	6,143,947

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	-0.58%	-0.67%	-0.43%	-0.69%	-1.19%
Return on average shareholders' equity	-10.10%	-11.02%	-7.50%	-11.96%	-20.20%
Net interest margin	2.71%	3.56%	2.51%	2.99%	3.19%
Efficiency ratio	101.06%	104.69%	99.42%	109.10%	170.80%

PERIOD END BALANCES	31-Dec	31-Dec
	2010	2009

Assets	$1,696,445	$1,743,796
Earning assets	$1,344,234	$1,439,941
Gross loans	$1,009,753	$1,121,884
Commercial Real Estate	$348,584	$326,826
Acquisition and Development	$156,892	$231,724
Commercial and Industrial	$69,992	$81,256
Residential Mortgage	$356,742	$373,223
Consumer	$77,543	$108,855
Investment securities	$229,687	$273,784
Total deposits	$1,301,646	$1,304,166
Noninterest bearing	$121,142	$106,976
Interest bearing	$1,180,504	$1,197,190
Shareholders' equity	$95,640	$100,566

CAPITAL RATIOS	31-Dec	31-Dec
Period end capital to risk-	2010	2009
weighted assets:
Tier 1	9.74%	9.60%
Total	11.57%	11.20%

ASSET QUALITY
Net charge-offs for the quarter	$7,223	$1,590
Nonperforming assets: (Period End)
Nonaccrual loans	$34,905	$46,584
Restructured loans	$15,099	$35,481
Loans 90 days past due and accruing	$2,792	$1,770
Other real estate owned	$18,072	$7,591
Total nonperforming assets and past due loans	$37,697	$48,354
Allowance for credit losses to gross loans, at period end	2.19%	1.79%
Nonperforming and 90 day past-due loans to gross loans, at period end	3.73%	4.31%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.22%	2.77%